                                                                    Exhibit 21.1



                             SUBSIDIARIES OF VLASIC

NAME OF SUBSIDIARY AND NAME
UNDER WHICH IT DOES BUSINESS                JURISDICTION OF INCORPORATION
----------------------------                -----------------------------

VFI North Limited                           Great Britain
VFI South Limited                           Great Britain
VF Brands, Inc.                             Delaware
Vlasic Foods Distribution Company           Arkansas
Vlasic Foods Canada, Inc.                   Ontario
Vlasic International Brands Inc.            Delaware
Vlasic International Sales Inc.             New Jersey
Vlasic Standards, Inc.                      New Jersey
VL Payroll Corp.                            Delaware
Aligar, Inc.                                Delaware
Cargal, Inc.                                Delaware